Execution Copy
Exhibit 10.1
ASSET PURCHASE AGREEMENT
DATED
DECEMBER 19, 2005
AMONG
VECTOR INVESTMENT HOLDINGS, INC.,
VESTCOM INTERNATIONAL, INC.,
VESTCOM MID-ATLANTIC, INC.,
VESTCOM NEW CENTURY, LLC,
VESTCOM WISCONSIN, INC.,
ELECTRONIC IMAGING SERVICES, INC.,
VESTCOM MASSACHUSETTS, INC.,
VESTCOM NORTHWEST, INC.,
LIRPACO INC.,
COS INFORMATION INC.,
504087 N.B. INC.,
3013439 NOVA SCOTIA COMPANY, AND
VESTCOM ONTARIO INC.,
AS SELLERS
AND
BOWNE ENTERPRISE SOLUTIONS, LLC,
BOWNE OF CANADA, LTD., AND
BOWNE MBC, LLC,
AS PURCHASER

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LIST OF SCHEDULES AND EXHIBITS
Schedules
Schedule 2.1
Schedule 4.1
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7(a)
Schedule 4.7(b)
Schedule 4.7(c)
Schedule 4.7(d)
Schedule 4.7(f)
Schedule 4.8
Schedule 4.9
Schedule 4.10
Schedule 4.11
Schedule 4.12
Schedule 4.13
Schedule 4.14
Schedule 4.14(v)
Schedule 4.14(vi)
Schedule 4.16
Schedule 4.17(a)
Schedule 4.17(b)(i)
Schedule 4.17(b)(ii)
Schedule 4.17(c)
Schedule 4.17(d)
Schedule 4.18
Schedule 4.19
Schedule 4.22
Schedule 4.24
Schedule 6.2
Schedule 7.2(ix)

Exhibits

Exhibit A	Targeted Working Capital Calculation
Exhibit B	Transition Services Agreement
Exhibit C	Definition of MBC Business

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ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of December 19, 2005, among VECTOR INVESTMENT HOLDINGS, INC., a Delaware corporation (“Vector”), VESTCOM INTERNATIONAL, INC., a New Jersey corporation (“Vestcom”), VESTCOM MID-ATLANTIC, INC., a Delaware corporation (“Mid-Atlantic”), VESTCOM NEW CENTURY, LLC, a Delaware limited liability company (“New Century”), VESTCOM WISCONSIN, INC., a Wisconsin corporation (“Wisconsin”), ELECTRONIC IMAGING SERVICES, INC., a Delaware corporation (“EIS”), VESTCOM MASSACHUSETTS, INC., a Massachusetts corporation (“Massachusetts”), VESTCOM NORTHWEST, INC., a Delaware corporation (“Northwest”), LIRPACO INC., a Canada corporation (“Lirpaco”), COS INFORMATION INC., a Quebec, Canada corporation (“COS”), 504087 N.B. INC., a New Brunswick, Canada corporation (“NB”), 3013439 Nova Scotia Company, a Nova Scotia corporation (“Nova Scotia”) and VESTCOM ONTARIO INC., an Ontario, Canada corporation (“Ontario”) (each of Vestcom, Mid-Atlantic, New Century, Wisconsin, EIS, Massachusetts, Northwest, Lirpaco, COS, NB, Nova Scotia and Ontario, a “Seller” and collectively, the “Sellers”) and BOWNE ENTERPRISE SOLUTIONS, LLC, a New York limited liability company, BOWNE OF CANADA, LTD., a Canadian limited liability company and BOWNE MBC, LLC, a Delaware limited liability company (collectively, the “Purchaser”).
W I T N E S S E T H:
     WHEREAS, each Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from each Seller, substantially all of the assets used by each Seller in conducting its “MBC Business” (as hereinafter defined);
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:
ARTICLE I
Certain Definitions
     Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
     “Action” means Rodriguez v. Vestcom Mid-Atlantic, Inc., et al, dated February 25, 2005 and Chavez v. Vestcom Mid-Atlantic, Inc., et al, dated September 9, 2004.
     “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
     “Agreement” means this Asset Purchase Agreement.
     “Assumed Liabilities” means (a) those liabilities and obligations of each Seller that arise after the Closing Date under the (i) real estate leases of each Seller listed on Schedule 4.6, (ii) equipment and operating leases assigned to the Purchaser and (iii) other Contracts listed on Schedule 4.17 that are assigned to the Purchaser, and (b) the Total Current Working Capital Liabilities as of the Closing Date. For the avoidance of doubt, except for those categories of Liabilities set forth in Exhibit A, the Assumed Liabilities do not include, without limitation, any Liabilities that arose or accrued prior to the Closing Date or to the extent relating to any Environmental Law, arose from any condition or event existing on, occurring as of or prior to the Closing Date, including without limitation all matters identified in Schedule 4.13, or any Liabilities relating to any terms and conditions of employment existing on, occurring as of or prior to the Closing Date, including but not limited to any Liabilities relating to or arising from the Action and/or any matters referenced in, alleged or which could have been alleged in the Action.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York are open for the general transaction of business.
     “Closing” has the meaning ascribed to such term in Article III.
     “Closing Date” has the meaning ascribed to such term in Article III.
     “Closing Working Capital Amount” means the amount equal to Total Current Working Capital Assets as of the Closing Date minus Total Current Working Capital Liabilities as of the Closing Date.
     “Code” means the Internal Revenue Code of 1986, or any subsequent legislative enactment thereof, as amended and in effect from time to time.
     “Contracts” has the meaning ascribed to such term in Section 4.17.
     “Controlled Group” has the meaning ascribed to such term in Section 4.15.
     “Damages” has the meaning ascribed to such term in Section 8.2.
     “Employee Benefit Plan” has the meaning ascribed to such term in Section 4.15.
     “Encumbrances” has the meaning ascribed to such term in Section 4.3.

     “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.
     “Excluded Assets” means (i) any Tax refund and (ii) all other businesses and assets of the Sellers and of Vestcom’s other subsidiaries that are not Purchased Assets, including, without limitation, the Retail Business of any of Vestcom’s subsidiaries and the assets related thereto.
     “Environmental Permits” has the meaning ascribed to such term in Section 4.13.
     “Excluded Liabilities” means those Liabilities that are not specifically assumed by the Purchaser under this Agreement. Excluded Liabilities include, without limitation, (i) any and all liabilities for violation of Environmental Laws by Sellers that arose from any condition or event existing on, occurring as of or prior to the Closing Date; (ii) any litigation arising from or relating to facts or circumstances or any conduct of Sellers prior to or as of the Closing Date, including but not limited to any Liabilities relating to or arising from the Action and/or any matters referenced in, alleged or which could have been alleged in the Action; (iii) any liabilities in respect of or arising out of any and all Taxes of Sellers pursuant to Section 6.1; (iv) any liabilities arising in connection with Excluded Assets; (v) any obligations or liabilities of Sellers to any of their employees or to any other Person under any employment contract or Employee Benefit Plan, or for wages, salaries, other compensation or employee benefits, or with respect to compliance with applicable legal requirements relating to minimum wages, overtime rates, labor or employment, pertaining to periods ending or obligations incurred prior to the Closing Date or which arise by reason of the termination of such Persons as employees of Sellers or their non-hire by

Purchaser; (vi) any Liabilities relating to, or in respect of, any individual who is not a Hired Employee, (vii) any debt, trade payable or accounts payable of Sellers (except to the extent provided for in the Closing Date Working Capital Amount); and (viii) any other liabilities of Sellers of any nature, but excluding the Assumed Liabilities.
     “GAAP” means United States generally accepted accounting principles and practices in effect from time to time and applied consistently throughout the periods involved.
     “Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.
     “Indemnified Party” has the meaning ascribed to such term in Section 8.2.
     “Indemnifying Party” has the meaning ascribed to such term in Section 8.2.
     “Knowledge”, in the context of the Sellers, means the actual current knowledge after reasonable inquiry of John Mortenson, Ami Beers, Joel Cartun, Coleen McCaffery, Tom Smith, Mike Nevolo, Joe Mislinski, Russell Radil, Richard Lusch, Pierre Dallaire, Joseph Barrett, III and Craig Volwiler.
     “Leased Real Property” has the meaning ascribed to such term in Section 4.6.
     “Leases” has the meaning ascribed to such term in Section 4.6.
     “Liabilities” means any and all debts, liabilities and obligations, award of damages and/or attorney’s fees, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any law, Environmental Law, any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.
     “Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, materially and adversely affects the business, financial condition or results of operations of the Sellers with respect to the MBC Business.

     “MBC Business” means the entire business of the Sellers described in Exhibit C attached hereto. For purposes of this Agreement, the MBC Business does not include the Retail Business.
     “MBC Business Employee” has the meaning ascribed to such term in Section 4.14.
     “October Financials” has the meaning ascribed to such term in Section 4.7(f).
     “Person” means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.
     “Proprietary Rights” means all patents, patent registrations, patent applications, trademarks, trade names, service marks, domain names, trade dress, logos, trademark and service mark registrations and applications therefor, copyrights, copyright registrations, copyright applications, technology, inventions, computer software (including code in any form), data, databases and documentation (including electronic media), website content, trade secrets, know-how, customer lists, processes, other intellectual property and proprietary information or rights related to or which have been or are currently used in the conduct of the Sellers’ MBC Business and permits, licenses or other agreements to or from third parties regarding the foregoing, but excluding the name “Vestcom” and any rights related thereto (except that Purchaser shall be permitted to use the name “Vestcom” for the time period specified in the Transition Services Agreement described in this Agreement).
     “Purchased Assets” means all of each Seller’s rights, title and interests in and to the respective assets of such Seller on the Closing Date pertaining to each Seller’s MBC Business, including, without limitation:
(i)	all furniture, fixtures, leasehold improvements, plants, structures and buildings, computer equipment, software, software licenses, communication equipment, inventory, equipment, supplies (including, without limitation, postage supplies) and any other miscellaneous assets listed on Schedule 4.5;

(ii)	all vehicles listed on Schedule 4.5;

(iii)	Total Current Working Capital Assets;

(iv)	all books and records (or copies thereof), personnel and independent contractor records, financial records, insurance and workers compensation histories and advertising or promotional materials relating to each Seller’s MBC Business;
(v)	all rights under all real property leases listed on Schedule 4.6 and any and all security deposits related thereto;

(vi)	all rights under the Contracts;

(vii)	all telephone numbers listed on Schedule 4.16;

(viii)	all customer lists and data (in any media, including electronic) of each Seller pertaining to such Seller’s MBC Business;

(ix)	all Proprietary Rights of each Seller pertaining to such Seller’s MBC Business, including, without limitation, those listed on Schedule 4.16; and

(x)	all goodwill and going concern value associated with each Seller’s MBC Business.
     “Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials (including, but not limited to radon, radioactive materials, asbestos, urea formaldehyde foam insulation, toxic mold and polychlorinated biphenyls), hazardous waste, flammable explosives, medical waste or by-products, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) and any other material regulated under applicable Environmental Laws.
     “Related Party Transaction” has the meaning ascribed to such term in Section 4.7(e).
     “Retail Business” means the business of certain subsidiaries of Vestcom involving the provision of marketing services, including, but not limited to, shelf labels, signage, direct mail and in-store advertising to the retail and packaged goods industries.
     “Sellers Financial Statements” has the meaning ascribed to such term in Section 6.13.
     “Storage Tank” has the meaning ascribed to such term in Section 8.2(a).
     “Survival Period” has the meaning ascribed to such term in Section 8.1.
     “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.
     “Tax Return” means any return, report, statement, exhibit, attachment or other similar information required to be supplied to or filed with a Governmental Authority with respect to Taxes.
     “Third Party Claim” has the meaning ascribed to such term in Section 8.3.
     “Total Current Working Capital Assets” means the aggregate of all net accounts receivable, postage receivable, inventory, prepaid postage and prepaid expenses/other current assets of each Seller pertaining to such Seller’s MBC Business.
     “Total Current Working Capital Liabilities” means the aggregate of all accounts payable, accrued expenses, advanced postage and other current liabilities of each Seller pertaining to such Seller’s MBC Business.
     Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.
ARTICLE II
Purchase and Sale of Assets
     Section 2.1. Purchase and Sale of Purchased Assets; Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Article III hereto), (i) each Seller shall sell, assign, transfer, convey and deliver to the Purchaser all of such Seller’s right, title and interest in and to the Purchased Assets and the Purchaser shall purchase such Purchased Assets from each Seller and (ii) the Purchaser shall assume all of the Assumed Liabilities, all in accordance with Schedule 2.1 attached hereto. For the avoidance of doubt, the Purchased Assets relate only to each Seller’s MBC Business and not to any other business of any Seller, including, without limitation, the Retail Business.

     Section 2.2. Purchase Price.
     (a) The aggregate purchase price for the Purchased Assets is $30.0 million (the “Purchase Price”), subject to the working capital adjustments set forth in Section 2.3 hereof. If the Closing Working Capital Amount, as determined pursuant to Section 2.3, is less than $3,900,000, then the Purchase Price shall be adjusted downward, dollar for dollar, in an amount equal to the amount by which the Closing Working Capital Amount is less than $3,900,000. If the Closing Working Capital Amount, as determined pursuant to Section 2.3, is greater than $4,500,000, then the Purchase Price shall be adjusted upward, dollar for dollar, in an amount equal to the amount by which the Closing Working Capital Amount is greater than $4,500,000. If the Closing Working Capital Amount, as determined pursuant to Section 2.3, is between $3,900,000 and $4,500,000, there shall be no adjustment to the Purchase Price.
     (b) The Purchaser shall pay the Purchase Price in full to Vestcom, on behalf of the Sellers, at the Closing by wire transfer in immediately available funds. Such payment will be made to an account designated at least three (3) days prior to the Closing Date by Vestcom, on behalf of the Sellers.
     Section 2.3. Working Capital Adjustment.
     (a) Within ninety (90) days after the Closing, Purchaser shall provide Vestcom, on behalf of the Sellers, with its calculation of the Closing Working Capital Amount, along with data to support such calculation. The Closing Working Capital Amount shall be prepared and determined in accordance with GAAP, utilizing the methodology used in preparing Exhibit A attached hereto and the categories of assets and liabilities set forth in Exhibit A attached hereto. The Closing Working Capital Amount shall be binding and conclusive upon, and deemed accepted by, the Sellers unless Vestcom, on behalf of the Sellers, shall have notified Purchaser in writing within thirty (30) days after receipt of Purchaser’s calculation of the Closing Working Capital Amount (the “Objection Notice”) that it disputes the Closing Working Capital Amount as calculated by Purchaser. If Purchaser receives such an Objection Notice from Vestcom, on behalf of the Sellers, Purchaser will provide Vestcom, on behalf of the Sellers, and its authorized representatives with commercially reasonable access during normal business hours to all books, records and personnel of Purchaser as Vestcom, on behalf of the Sellers, may reasonably request in order to verify the accuracy of the Closing Working Capital Amount. The Objection Notice shall specify in reasonable detail (i) those items that Vestcom, on behalf of the Sellers, disputes, (ii) the amounts of any adjustments to the Closing Working Capital Amount that are necessary in Vestcom’s judgment to conform to the provisions of this Agreement and (iii) Vestcom’s, on behalf of the Sellers, reasons for such disputes and adjustments.
     (b) If Purchaser and Vestcom, on behalf of the Sellers, cannot agree on the Closing Working Capital Amount within twenty (20) days after receipt by

Purchaser of the Objection Notice, the parties shall submit their final calculations of the items in dispute to an independent nationally recognized accounting firm selected upon mutual agreement of Vestcom, on behalf of the Sellers, and Purchaser, for resolution within thirty (30) days. Such independent accounting firm shall review such final calculations and the applicable books and records and determine the Closing Working Capital Amount, such determination to be made in accordance with the provisions of this Agreement (including Exhibit A attached hereto). The determination made by such accounting firm shall be final and binding on the parties.
     (c) The party (either the Purchaser or Vestcom, on behalf of the Sellers) that the accounting firm determines to be more incorrect in its calculation of the Closing Working Capital Amount shall be responsible for all of the accounting firm’s costs and expenses related to the resolution of this issue.
     (d) If the Closing Working Capital Amount, as finally determined by the passage of the deadline for an Objection Notice without one being given or by any other final determination or acceptance in accordance with this Section 2.3, results in an adjustment in favor of the Purchaser, then the amount of such adjustment, as determined pursuant to Section 2.2(a), shall be paid by Vestcom, on behalf of the Sellers, to Purchaser within five (5) business days after the date of such final determination or acceptance. If the Closing Working Capital Amount, as finally determined by the passage of the deadline for an Objection Notice without one being given or by any other final determination or acceptance in accordance with this Section 2.3, results in an adjustment in favor of the Sellers, then the amount of such adjustment, as determined pursuant to Section 2.2(a), shall be paid by Purchaser to Vestcom, on behalf of the Sellers, within five (5) business days after the date of such final determination or acceptance. Any payment due under this Section 2.3 shall be made by wire transfer in immediately available funds in accordance with wiring instructions furnished by the recipient of such payment at least three (3) business days prior to the date of payment.
ARTICLE III
Closing
     The closing of the transactions contemplated by this Agreement (herein referred to as the “Closing”) shall take place at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, or at such other location as may be mutually agreed upon by the Sellers and the Purchaser, on January 3, 2006, which date shall be referred to as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. New York Time on January 1, 2006.

ARTICLE IV
Representations and Warranties Regarding the Sellers
     Vestcom, on behalf of itself and the other Sellers, represents and warrants to the Purchaser as follows:
     Section 4.1. Organization and Qualification of the Sellers. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Each Seller is duly qualified to do business as a foreign corporation in all other jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify could not result in a Material Adverse Effect with respect to such Seller’s MBC Business. A true and complete list of the jurisdictions in which each Seller is qualified to do business is set forth on Schedule 4.1 annexed hereto.
     Section 4.2. Authorization. Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms.
     Section 4.3. Non-Contravention. Neither the execution and delivery of this Agreement nor the performance by each Seller of its respective obligations hereunder will (i) contravene any provision contained in its Certificate of Incorporation or by-laws or other applicable documents of formation, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any of the Purchased Assets and the MBC Business are subject, (iii) result in the creation or imposition of any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance (collectively, “Encumbrances”) on any of the Purchased Assets or the MBC Business or (iv) result in the increase or acceleration of, or permit any Person to increase, accelerate or declare due and payable prior to its stated maturity, any liability relating to the Purchased Assets, the Assumed Liabilities or the MBC Business, except, with respect to clauses (ii), (iii) and (iv) above, for any such violation, breach, Encumbrance or acceleration which could not result in a Material Adverse Effect with respect to such Seller’s MBC Business.
     Section 4.4. No Consents. Except as set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Sellers.
     Section 4.5. Personal Property. Schedule 4.5 sets forth a true and complete list of all items of personal property with a book value on September 30, 2005 of at least $3,000 (including, without limitation, furniture, fixtures, equipment, inventory and vehicles), owned and leased, used by each Seller in, and necessary to each Seller’s conduct of, its MBC Business. Except for liens on the Purchased Assets which will be released in connection with the Closing and liens on leased equipment, which will be transferred to Purchaser, each Seller has good and marketable title to (or valid leasehold or contractual interests in) all personal property constituting Purchased Assets, free and clear of any Encumbrances. Except as set forth in Schedule 4.5, all such personal property constituting Purchased Assets is in good operating condition, ordinary wear and tear excepted. Each Seller is in compliance with all material terms and conditions of each such lease to which it is a party.
     Section 4.6. Real Property. None of the Sellers nor any of their Affiliates owns any real property or interests in real property used, held for use, occupied or operated in connection with the MBC Business. Each Seller has a valid leasehold interest in all plants, structures, buildings, or portions of such buildings, fixtures and improvements used, held for use, occupied or operated in connection with such Seller’s MBC Business (collectively, the “Leased Real Property”), which interest is free and clear of all Encumbrances. Schedule 4.6 sets forth a true and complete list of all Leased Real Property and lists all lease agreements (including all amendments and modifications thereto) pursuant to which the Sellers lease, sublease, license or otherwise occupy the Leased Real Property (each a “Lease”, collectively, the “Leases”), which are part of the Purchased Assets and the MBC Business, and the amount remaining, if any, in the “improvement fund” established under the lease for the West Caldwell, New Jersey property. Except as set forth in Schedule 4.6, all plants, structures, buildings, improvements and fixtures located on the Leased Real Property are in good operating condition and repair, ordinary wear and tear excepted. Each Seller is in compliance with all the material terms and conditions of each Lease to which it is a party. Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Lease either by the Seller party thereto or, to the Seller’s Knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by such Seller thereunder. Except as set forth on Schedule 4.4, the consent of the landlord or any other Person to the transactions contemplated by this Agreement is not required by the terms of any Lease. Except as set forth on Schedule 4.6, none of the Leased Real Property is subject to any option, right, concession or other agreement, written or oral, granting to any other Person any right to purchase, use or occupy such Leased Real Property or any part thereof.
     Section 4.7. Financial Statements.

     (a) Attached hereto as Schedule 4.7(a) is a true and complete copy of the consolidated audited balance sheet of Vector Investment Holdings, Inc. (“Vector”) as at December 31, 2004, 2003 and since ownership in 2002 and the related consolidated audited statements of operations, shareholder’s equity and cash flows, together with the notes thereto, for the three years ended December 31, 2004 (collectively, the “Audited Financial Statements”). The Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the respective periods and present fairly the financial condition and results of operations of Vector and the Sellers, on a consolidated basis, as of and for the periods included therein.
     (b) Attached hereto as Schedule 4.7(b) is a true and complete copy of Vector’s unaudited balance sheet and the related unaudited statements of operations and cash flows for the nine months ended September 30, 2004 and September 30, 2005 (collectively, the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Interim Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis throughout the respective periods and on a consistent basis with the Financial Statements, and present fairly the financial condition and results of operations of Vector and the Sellers, on a consolidated basis, as of and for the periods included therein.
     (c) Attached hereto as Schedule 4.7(c) is a true and complete copy of the unaudited carve-out statements of operations for the MBC Business for the years ended December 31, 2004 and 2003 and for the nine months ended September 30, 2004 and September 30, 2005 and the unaudited carve-out balance sheets for the MBC Business as of June 30, 2005 and September 30, 2005 (collectively, the “Carve-Out Financials”). Except as set forth on Schedule 4.7(c), the Carve-Out Financials (i) have been prepared by the Sellers in good faith, in a consistent manner and in accordance with the Sellers’ accounting policies and procedures, (ii) have been prepared in accordance with GAAP consistently applied, (iii) have been derived in good faith from the books and records of the Sellers, which books and records have been properly and accurately maintained, (iv) set forth the Sellers’ good faith allocations between Vector and each of the Sellers in connection with the MBC Business and (v) present fairly in all material respects the consolidated financial position and results of operations of the MBC Business for the periods or as of the dates set forth therein.
     (d) Attached hereto as Schedule 4.7(d) is a true and complete copy of the unaudited reconciliations of the statements of operations included as part of the Carve-Out Financials to the Financial Statements (the “Reconciliations”). Except as set forth in such Reconciliations, the Reconciliations (i) have been prepared by the Sellers in good faith, in a consistent manner and in accordance with the Sellers’ accounting policies and procedures, (ii) have been derived in good faith from the books and records of the Sellers, which books and records have been properly and accurately maintained and (iii) set forth the Sellers’ good faith allocations between Vector and each of the Sellers in connection with the MBC Business.
     (e) Except as described in the Financial Statements, there is no transaction, agreement or arrangement between any Seller and any Person that would constitute a “Related Transaction” within the meaning of Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (a “Related Party Transaction”).
     (f) Attached hereto as Schedule 4.7(f) is a true and complete copy of the unaudited carve-out statements of operations for the MBC Business for the one month ended October 31, 2004 and the one month ended October 31, 2005 (the “October Financials”). Except as set forth on Schedule 4.7(f), the October Financials (i) have been prepared by the Sellers in good faith, in a consistent manner and in accordance with the Sellers’ accounting policies and procedures, (ii) have been prepared in accordance with GAAP consistently applied, (iii) have been derived in good faith from the books and records of the Sellers, which books and records have been properly and accurately maintained, (iv) set forth the Sellers’ good faith allocations between Vector and each of the Sellers in connection with the MBC Business and (v) present fairly in all material respects the consolidated results of operations of the MBC Business for the periods set forth therein.
     Section 4.8. Absence of Certain Developments and Undisclosed Liabilities. Since January 1, 2005, there has been no Material Adverse Effect, or any development which could result in a Material Adverse Effect, with respect to the MBC Business, except as set forth on Schedule 4.8. Since January 1, 2005, except as set forth on Schedule 4.8, each Seller has conducted its MBC Business in the ordinary and usual course consistent with past practices and there has not been, any (i) change in any employment terms for any MBC Business Employee (except for increases in salary or wages in the ordinary course of business consistent with past practice), or (ii) establishment, adoption, entrance into, amendment or termination of any Employee Benefit Plan (other than as may be required by the terms of an existing Employee Benefit Plan, or as may be required by applicable law or in order to qualify under Sections 401 and 501 of the Code). Sellers do not have any material Liabilities (nor is there any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could, individually or in the aggregate, reasonably be expected to give rise to any material Liabilities), except for (i) Liabilities set forth on Schedules 4.8, 4.10 and 4.13 or in the Financial Statements and (ii) unknown Liabilities which Sellers could not reasonably be expected to have knowledge of.
     Section 4.9. Governmental Authorizations; Licenses. Each Seller’s MBC Business has been operated in material compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all

Governmental Authorities. Except as set forth on Schedule 4.9, each Seller has all permits, licenses, approvals, certificates, titles, and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of such Seller’s MBC Business as currently conducted, except where the failure to obtain such permits, licenses, approvals, certificates, titles and authorizations, and to make such notifications, registrations, certifications or filings, could not result in a Material Adverse Effect with respect to such Seller’s MBC Business. There is no action, case or proceeding pending or, to any Seller’s Knowledge, threatened, by any Governmental Authority with respect to (i) any alleged violation by the Seller of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority relating to any Seller’s MBC Business, or (ii) any alleged failure by any Seller to have any permit, license, approval, certification or other authorization required in connection with the operation of any Seller’s MBC Business.
     Section 4.10. Litigation. Except as set forth in Schedule 4.10, there are no lawsuits, actions, proceedings, claims, orders or investigations pending or, to any Seller’s Knowledge, threatened against any Seller relating to the MBC Business, nor any outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority against the Sellers which would result in liability to the MBC Business in excess of $5,000 (whether or not insured) or that would materially affect or delay the Sellers performance of this Agreement.
     Section 4.11. Taxes. (a) All Tax Returns required to be filed by Sellers on or before the date hereof have been filed within the time and in the manner provided by law, and all such Tax Returns are true, correct and complete in all material respects. All Tax Returns required to be filed by the Sellers after the date hereof and on or before the Closing Date shall be prepared and timely filed (or an extension to file shall have been validly obtained) in a manner consistent with prior years and applicable laws and regulations. The Sellers have timely paid all deficiencies or other assessments of Taxes owed by them (whether or not shown on any Tax Return) on or before the date hereof. Any Taxes required to be paid by or on behalf of the Sellers after the date hereof and on or before the Closing Date will be timely paid. To the Knowledge of the Sellers, no claim has ever been made by an authority in any jurisdiction where Sellers do not file Tax Returns that Sellers may be subject to taxation by such jurisdictions. There are no liens for Taxes on the Purchased Assets (other than for Taxes not yet due and payable or which are being contested in good faith). Schedule 4.11 hereto lists all of the jurisdictions in which the Sellers have filed Returns during 2005, 2004 and 2003. The Sellers have provided (or made available) to the Purchaser true and complete copies of all such Tax Returns.
          (b) Sellers have not executed any presently effective waiver or extension of any statute of limitations against assessments and collections of Taxes. Except as set forth in Schedule 4.11 hereto, no Tax Return of Sellers has been audited and there are no current pending or, to the Knowledge of the

Sellers, threatened claims, assessments, notices, proposals to assess, deficiencies, or audits (collectively, “Tax Actions”) with respect to any Taxes owed by Sellers.
          (c) Proper and accurate amounts have been withheld and timely remitted by Sellers from and in respect of their current and former employees, independent contractors, creditors and other third parties for all periods in full and complete compliance with the tax withholding provisions of all applicable laws and regulations.
          (d) Sellers have not been, nor are they, a party to any tax sharing agreement. Sellers have not made, nor are they obligated to make, any payments, nor are they a party to any agreement that could obligate them to make any payments that will not be deductible under Code Section 280G.
          (e) Set forth in Schedule 4.11 hereto is a list of all jurisdictions in which Sellers charge customers of the MBC Business any sales, goods and services, or other similar Taxes. Except as set forth in Schedule 4.11 hereto, Sellers have charged the customers of the MBC Business all sales, goods and services and other similar Taxes required to be charged under the laws and regulations of all applicable taxing jurisdictions and all such Taxes have been collected and remitted to the appropriate taxing authorities in a timely manner.
     Section 4.12. Insurance. Schedule 4.12 hereto sets forth a list of all insurance policies held and maintained by the Sellers covering the Purchased Assets and in connection with the MBC Business in effect on the date hereof, including the types and amounts of coverage and the expiration dates thereof. Such policies provide for coverage that is standard in the industry of which the MBC Business is a part. Sellers have not received any notices of cancellation or of any dispute as to validity of coverage under any such policies.
     Section 4.13. Environmental Matters. Except as set forth in Schedule 4.13, (i) each Seller’s MBC Business is being and has at all prior times been conducted in material compliance with all Environmental Laws, (ii) each Seller has not received any notice from any Governmental Authority or any other Person that any Seller may be a potentially responsible party or otherwise potentially subject to liability under any Environmental Law in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to any Seller’s MBC Business, (iii) no Regulated Substance has been disposed of, transferred, released, discharged or transported by or for or in relation to any Seller’s MBC Business, other than as permitted under applicable Environmental Law pursuant to appropriate regulations, permits or authorizations and as otherwise could not reasonably be expected to result in liability under any Environmental Law and Regulated Substances are not otherwise present at or about any of the Purchased Assets or the Leased Real Property in condition or amount that could reasonably be expected to result in Liability under any Environmental Law of or relating to the MBC Business, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or, to any Seller’s Knowledge, threatened against any Seller with respect to the MBC Business relating to any Environmental Law, (v) except as set forth on Schedule 4.13, the Sellers hold all permits, licenses, approvals and other authorizations required under any Environmental Law for the conduct of the MBC Business (the “Environmental Permits”) and each of the Environmental Permits may be validly transferred to the Purchaser without any alteration or amendment or any notice to or consent of any third Person, and (vi) in connection with their MBC Business, none of the Sellers has contractually assumed or accepted any Liabilities of any other Person under any Environmental Law.
     Section 4.14. Employee Matters. Schedule 4.14 sets forth a list of all employees of the MBC Business (each, an “MBC Business Employee”) as of September 30, 2005 and provides for each such MBC Business Employee their job title, salary and cash and noncash bonus payments for each of the years 2003 and 2004. (i) No Seller has entered into any collective bargaining agreement regarding the MBC Business Employees, (ii) there are no written personnel policies applicable to such MBC Business Employees generally, other than employee manuals, true and complete copies of which have previously been provided to the Purchaser, (iii) there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened against or affecting any Seller’s MBC Business and during the past three (3) years there has been no such action, (iv) to the Knowledge of the Sellers, no union organization campaign is in progress with respect to any of the MBC Business Employees, and no question concerning representation exists respecting such MBC Business Employees, (v) except as set forth on Schedule 4.14(v), there is no unfair labor practice (including, without limitation, discrimination in employment), charge or complaint pending or, to the Knowledge of the Sellers, threatened against any Seller with respect to any MBC Business Employee, (vi) except as set forth on Schedule 4.14(vi), no Seller has entered into any agreement, arrangement or understanding restricting the ability of any Seller to terminate the employment of any or all of the MBC Business Employees at any time, for any lawful or no reason, without penalty or liability, (vii) the Sellers have paid in full to all of their MBC Business Employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such MBC Business Employees, (viii) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending, or to the Knowledge of Sellers, threatened with respect to the MBC Business, (ix) the Sellers are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local law and have no liability in connection therewith with respect to MBC Business Employees and (x) each Seller is in compliance with the continuation coverage requirements under COBRA.
     Section 4.15. Employee Benefit Plans. Each Seller has provided the Purchaser with a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment, change in control or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, contracts or arrangements which cover employees or former employees of the MBC Business including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (the “Employee Benefit Plans”), and each such Employee Benefit Plan is set forth on Schedule 4.12. The Employee Benefit Plans are in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable laws and have been administered in all material respects in accordance with their terms and such laws. Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification. Except as set forth on Schedule 4.14(vi), no event has occurred and no condition exists that would subject any Seller, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m), or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. Sellers nor any member of their Controlled Group has at any time maintained, sponsored or contributed to any plans that are a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). No Employee Benefit Plan exists that could result in the payment to any Hired Employee of any money or other property (including any severance payments, bonus or other compensation) or in the acceleration of any other rights or benefits to any Hired Employee as a result of the transactions contemplated herein.
     Section 4.16. Proprietary Rights.
     (a) Schedule 4.16 sets forth a true and complete list of all Proprietary Rights now or previously used or owned by each Seller in the conduct of such Seller’s MBC Business (including computer software other than software purchased “off the shelf” with annual fees of less than $3,000 or imbedded in hardware when acquired), and all telephone numbers used in the conduct of such Seller’s MBC Business, and which constitute Purchased Assets.
     (b) Except for liens on such Proprietary Rights that will be released in connection with the Closing, Sellers own all right, title and interest in and to the Proprietary Rights that are material to the MBC Business free and clear of any Encumbrances. With respect to all licensed Proprietary Rights included in the Purchased Assets, the Sellers have the valid right to use such licensed Proprietary Rights in the MBC Business.

     (c) No claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Rights has been made, is currently pending or, to the Sellers’ Knowledge, threatened. Except as set forth on Schedule 4.16(c), no Seller has received any notice of, nor is any Seller aware of any fact that indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. To the Sellers’ Knowledge, each Seller and the MBC Business has not infringed, misappropriated or otherwise conflicted with any rights of any third parties. The Sellers take all reasonable actions to protect the Proprietary Rights that are material to the MBC Business, including any that are confidential in nature, and have caused all current and former employees and contractors to sign assignments and similar agreements to ensure the Sellers’ exclusive ownership of all non-licensed Proprietary Rights.
     (d) All software and related items that will be transferred to the Purchaser as part of the Proprietary Rights (the “Software”) is operational in all material respects, functions properly in accordance with its specifications, does not contain, nor have Sellers intentionally placed, (i) any viruses, time bombs or disabling code in the Software which would alter, destroy or incapacitate, harm, interfere with, or otherwise adversely affect the Software or Purchaser’s use of the Software or the data contained therein and (ii) other code typically described as a virus by similar terms, including trojan horse, worm, or backdoor which would alter, destroy, or incapacitate harm, interfere or otherwise adversely affect the Software or Purchaser’s use of the Software or data contained therein. Sellers have also maintained security controls, such as, but not limited to, logical access controls including user sign-on identification and authentication, data access controls (e.g. password protection of applications, data files, and libraries), accountability tracking, anti-virus software, and restricted download to disk capability and Sellers have regularly conducted intrusion detection and other forms of preventative and early warning measures to alert the appropriate people to possible security violations. To the Sellers’ Knowledge, no material software or related item used in the MBC Business is subject to any “open source,” copyleft or similar license, including the GNU General Public License, nor is any Seller in violation of any such agreement with respect to the MBC Business.
     Section 4.17. Contracts.
     (a) Schedule 4.17(a) sets forth a true and complete list of each written contract, agreement, lease, commitment, instrument, plan, permit or license to which any Seller is a party or is otherwise bound, which requires payments in excess of $10,000 relating to the MBC Business (each, a “Contract”, and collectively, the “Contracts”).
     (b) Schedule 4.17(b)(i) lists the Sellers’ material equipment and operating leases and Schedule 4.17(b)(ii) lists the Sellers’ material supplier contracts.

     (c) Schedule 4.17(c) sets forth a true and complete list of each “unwritten” agreement or understanding to which any Seller is a party or is otherwise bound, which requires payments in excess of $10,000, relating to the MBC Business (each, an “Understanding” and collectively, the “Understandings”).
     (d) Each Contract and Understanding: (i) is valid and binding on the parties thereto and is in full force and effect and (ii) except as set forth on Schedule 4.17(d), is freely assignable to the Purchaser without penalty, fees or other adverse consequences and upon consummation of the transaction contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence. No Seller is or, to such Seller’s knowledge, is alleged to be in breach of, or default under, any material provision of any Contract or Understanding.
     (e) To Sellers’ Knowledge, no other party to any Contract or Understanding is in breach thereof or default thereunder and the Sellers have not received any notice of termination, cancellation, breach or default under any Contract or Understanding.
     (f) The Sellers have delivered to the Purchaser true and complete copies of each Contract and a written description of each Understanding.
     (g) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets or the MBC Business.
     Section 4.18. Accounts Receivable. All notes and accounts receivable of each Seller’s MBC Business are reflected properly on their respective books and records, valid obligations of the respective makers thereof, have arisen in the ordinary course of such Seller’s MBC Business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set-offs, and are collectible in full at their recorded amounts in the ordinary course, subject to reduction for bad debt and return reserves included in such Seller’s Financial Statements or Schedule 4.18. Schedule 4.18 sets forth a true and complete list of all accounts receivable of such Seller’s MBC Business as of September 30, 2005 by the number of days such receivable has been outstanding.
     Section 4.19. Accounts Payable. Schedule 4.19 sets forth a true and complete list of all accounts payable of each Seller’s MBC Business as of September 30, 2005. All accounts payable have arisen in the ordinary course of each Seller’s MBC Business.
     Section 4.20. Books and Records. The books and records of each of the Sellers pertaining to the Purchased Assets and the MBC Business, including, but not limited to, financial books and records, are complete and accurate in all material respects and do not contain or reflect any material inaccuracies or discrepancies and have been maintained in accordance with GAAP and good business and accounting practices.
     Section 4.21. Brokers. Other than Fidus Partners, LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from any Seller or its Affiliates in connection with this Agreement or any of the transactions contemplated hereby. The Sellers are solely responsible for the payment of any fee due or owing to Fidus Partners, LLC.
     Section 4.22. Inventory. Schedule 4.22 sets forth a true and complete list of the inventory items of each Seller’s MBC Business included in the Purchased Assets as of September 30, 2005. Such Schedule 4.22 also sets forth a true and complete list of all customer owned inventory in each Seller’s possession as of such date.
     Section 4.23. Assets.
     (a) The Sellers own, lease, license or have the legal right to use all the properties and assets used in the conduct of the MBC Business, and with respect to contract rights, are a party to and enjoy the right to the benefits of all the contracts, agreements and other arrangements used by the Sellers in the conduct of the MBC Business, all of which properties, assets and rights constitute Purchased Assets. Except for liens on the Purchased Assets which will be released in connection with the Closing and liens on leased equipment, which will be transferred to Purchaser, the Sellers have good and valid title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leaseholds in, all the Purchased Assets, free and clear of any and all Encumbrances.
     (b) The Purchased Assets constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the MBC Business. At all times since January 1, 2005, the Sellers have caused the Purchased Assets to be maintained in accordance with good business practice, and, except as set forth on Schedule 4.6, all the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used.
     (c) Following the consummation of the transactions contemplated by this Agreement, the execution of the instruments of transfer contemplated by this Agreement, the receipt of all consents and the release of all liens on the Purchased Assets in connection with the Closing (other than liens on leased equipment, which will be transferred to Purchaser), the Purchaser will own, with good and valid title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Sellers in the Purchased Assets and the MBC Business, free and clear of any Encumbrances.
     Section 4.24. Customers. Schedule 4.24 lists the names, addresses and telephone numbers of each customer of the MBC Business as of September 30,

2005 and the amount for which each such customer was invoiced through such date. Except as set forth on Schedule 4.24, the Sellers have not received any notice and have no reason to believe that any customer of the MBC Business has ceased, or will cease, to use the products, goods or services of the MBC Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.
     Section 4.25. Full Disclosure. No representation or warranty made by such Seller in this Agreement or any certificate delivered by or on behalf of such Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.
ARTICLE V
Representations and Warranties Regarding the Purchaser
     The Purchaser represents and warrants to the Sellers as follows:
     Section 5.1. Organization. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority, corporate and other, to own its property and assets and to carry on its business as presently conducted.
     Section 5.2. Authorization. The Purchaser has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by each Seller) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.
     Section 5.3. Non-Contravention. The Purchaser is not subject to any provision of its Certificate of Incorporation or by-laws or any agreement, instrument, law, rule, regulation, order, decree or judgment of any Governmental Authority or other restriction that would prevent the consummation by Purchaser of the transactions contemplated by this Agreement.
     Section 5.4. No Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.
     Section 5.5. Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI
Additional Agreements
     Section 6.1. Tax Matters.
     (a) Taxes Related to Transaction. The Sellers and Purchaser shall each pay any transfer, sales, purchase, use or similar Taxes that they are each primarily obligated to pay under the laws of any Governmental Authority arising out of or resulting from the sale and purchase of the Purchased Assets or as otherwise set forth in this Agreement.
     (b) Tax Returns. The Sellers shall (i) prepare and file all Tax Returns (including without limitation all income, sales and use Tax Returns) reporting the income attributable to the Purchased Assets or the operation of the Sellers’ MBC Business for all periods ending prior to or on the Closing Date, (ii) prepare and file all income Tax Returns reporting the income of the Sellers’ MBC Business arising on the Closing Date from the sale to the Purchaser of the Purchased Assets, (iii) be responsible for the conduct of all tax examinations relating to the Tax Returns referred to in (i) and (ii) above, and (iv) pay all Taxes attributable to the Purchased Assets or the operation of the Sellers’ MBC Business due with respect to the Tax Returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all Tax Returns reporting the income attributable to the ownership of the Purchased Assets and the operation thereof for all periods beginning after the Closing and shall be liable for and pay all Taxes due in respect of such Tax Returns.
     (c) Responsibility. All personal property, motor vehicle (including road use) and ad valorem Taxes, if any, and all other Taxes, charges or assessments levied or imposed upon the Purchased Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date shall be apportioned and pro rated on a per diem basis between the Purchaser and the Sellers as of 11:59 p.m. on the day before the Closing Date (the “Adjustment Time”). The Sellers shall pay or cause to be paid, on or prior to the Closing Date (or promptly when due, if due after the Closing Date), all Taxes and assessments against the Purchased Assets for all taxable periods ending prior to the Closing Date. The Purchaser shall pay all Taxes and assessments against the Purchased Assets for all periods beginning on or after the Closing Date.
     (d) Allocation. The parties will agree to an allocation of the Purchase Price which will be utilized in preparing Form 8594 or any other form or report required by any provision of local, state or foreign law to be included in their respective Tax Returns for the purposes of reflecting the allocation of value in this transaction and for determination of future depreciation and amortization of the Purchased Assets. This allocation will be prepared in accordance with Section

1060 of the Internal Revenue Code of 1986, as amended, and will be binding on all of the parties to this Agreement.
     (e) Tax Indemnification. Notwithstanding anything to the contrary contained herein, (i) Vestcom shall be liable for, and shall pay, indemnify and hold harmless Purchaser and its Affiliates from and against any liability for Taxes that either (A) are imposed on Sellers or any of their respective Affiliates which are attributable to any taxable period or portion thereof, (B) otherwise result from the ownership, possession, use or operation of the Purchased Assets or the MBC Business prior to the Closing, or (C) any Taxes that the Sellers are responsible for under Section 6.1(c) of this Agreement, and (ii) Purchaser shall be liable for, and shall pay, indemnify and hold harmless Sellers and their Affiliates from and against any liability for Taxes either (A) imposed on Purchaser or any Affiliate of Purchaser which are attributable to any taxable period or portion thereof (other than any Taxes of Sellers or, with respect to periods ending prior to the Closing Date, Taxes that are attributable to the MBC Business or the Purchased Assets, in either event that are imposed on Purchaser as a result of the consummation of the transactions contemplated by this Agreement), (B) otherwise resulting from Purchaser’s ownership, possession, use or operation of the Purchased Assets or the MBC Business on or after the Closing Date, or (C) any Taxes that the Purchaser is responsible for under Section 6.1(c) of this Agreement.
     (f) Settlements and Elections. Sellers shall not enter into any settlement or agreement in compromise of any claim relating to Taxes with any government or taxing authority which purports to bind Purchaser with respect to any tax period ending after the Closing Date without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Except to the extent required by applicable law, no material new elections with respect to Taxes, and no material changes in current elections with respect to Taxes, affecting the Purchased Assets or the MBC Business shall be made by Sellers or any of their respective Affiliates after the date of this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.
     (g) Contest and Settlement. The contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable for any taxable year or period shall be conducted as follows:
          (i) with respect to any such issue for which Purchaser or any of its Affiliates may be entitled to indemnification from Vestcom hereunder, the provisions of Article VIII hereof shall apply, provided, however, that Vestcom shall not settle any tax issue without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; and

          (ii) with respect to any such issue for which Vestcom or any of its Affiliates may be entitled to indemnification from Purchaser hereunder, the provisions of Article VIII hereof shall apply, provided, however, that Purchaser shall not settle any tax issue without the prior written consent of Vestcom, which consent shall not be unreasonably withheld or delayed.
     (h) Customers. In the event any taxing authority assesses any sales, goods and services, use or other similar Taxes and Purchaser submits a claim for indemnification with respect to such Taxes hereunder against Vestcom, Vestcom will coordinate with Purchaser (including, without limitation, a review by Purchaser of the proposed approach) in connection with the collection of such Taxes from the customers with respect to which such Taxes have been assessed in a reasonable manner so as not to disrupt Purchaser’s ongoing business relationships with such customers.
     (i) Goods and Services Tax Election. The Sellers and the Purchaser shall jointly execute an election under Sections 167 and 167.1 of the Excise Tax Act (Canada) and Sections 75 and 75.1 of An Act Respecting the Quebec Sales Tax on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Purchased Assets by the Sellers without payment of any Goods and Services Tax or Quebec Sales Tax. The Purchaser shall file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with Revenue Canada and the Ministère du Revenu du Québec, respectively, together with the Purchaser’s Goods and Services Tax and Quebec Sales Tax returns for the reporting period in which the transactions contemplated herein are consummated.
     Notwithstanding such election, in the event that it is determined by Revenue Canada or by the Ministère du Revenu du Québec that there is a Goods and Services Tax or Quebec Sales Tax liability of the Purchased Assets, the parties agree that such Goods and Services Tax or Quebec Sales Tax, as the case may be, shall, unless already collected from the Purchaser by the Sellers, be forthwith remitted by the Purchaser to Revenue Canada or the Ministère du Revenu du Québec, as the case may be, and the Purchaser shall indemnify and hold the Sellers harmless with respect to any such Goods and Services Tax or Quebec Sales Tax liability arising herein, as well as any interest and penalties related thereto.
          Section 6.2. Non-Competition.
     (a) For a period of three (3) years after the Closing Date (the “Non-Compete Period”), neither the Sellers nor any of their respective Affiliates will, directly or indirectly, without the prior written approval of the Purchaser:
(i) (A) compete anywhere in Canada or the United States (the “Territory”) with the Purchaser or any of its Affiliates in the MBC Business or (B) call upon or solicit any customer which was a customer of any Seller’s MBC Business within the two (2) year period prior to the Closing Date (a “Prohibited Customer”) for the purpose of offering or selling to such Prohibited Customer any products or services of the MBC Business; it being understood that (1) Vestcom and its Affiliates shall be permitted to sell products and services of any of its businesses other than the MBC Business (including, without limitation, the Retail Business) to any customer or potential customer, including a Prohibited Customer and (2) this Section 6.2 shall not apply to any purchaser or other successor in interest to any non-MBC Business (including, without limitation, the Retail Business) of any Seller or any other subsidiary or Affiliate of Vestcom, except that if the Retail Business is sold during the Non-Compete Period, those individuals listed on Schedule 6.2 (if such individuals are still employed by any of the Sellers at the time of such sale) shall not, for the remainder of the Non-Compete Period, call upon or solicit any Prohibited Customer for the purpose of offering or selling to such Prohibited Customer any products or services of the MBC Business;
(ii) except as provided in the Transition Services Agreement, employ, retain as a consultant or attempt to entice away any Person who was an employee of any Seller within the six (6) month period prior to the Closing Date and is, at that time, an employee of the Purchaser for the purpose or with the intent of enticing such employee away from or out of the employ of the Purchaser or its subsidiaries or Affiliates (except for those employees who are hired by Purchaser primarily to perform certain transition services pursuant to the Transition Services Agreement); or
(iii) use for its own benefit or divulge or convey to any third party, any Confidential Information (as defined below) relating to any Seller’s MBC Business.
     To the Sellers’ knowledge, the individuals listed on Schedule 6.2 are the only employees of the Retail Business (as well as Joel Cartun) who have, or could reasonably be expected to have, as of the date hereof, substantial MBC Business relationships.
     For purposes of this Agreement, Confidential Information consists of all information, knowledge or data relating to the MBC Business of any Seller, including, without limitation, customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of such Seller’s MBC Business not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as the Sellers do not directly or indirectly cause such information to enter the public domain.
     (b) The Sellers acknowledge that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by any Seller of any provision hereof will result in irreparable injury to the Purchaser. The Sellers acknowledge that, in addition to all remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate.
     Section 6.3. Employees.
     (a) Purchaser shall have the right, but not the obligation, to offer employment effective upon the Closing Date to any MBC Business Employee on terms to be determined by the Purchaser. No later than five business days prior to the Closing Date, Purchaser shall inform the Sellers of those MBC Business Employees it wishes to hire. Purchaser’s offer of employment to each such MBC Business Employee shall be conditioned upon (i) such MBC Business Employee’s resignation from such Seller immediately prior to the Closing and such MBC Business Employee’s acceptance of the offer of employment on or after the Closing Date and (ii) successful passing of criminal and background checks and a drug screen as part of the Purchaser’s corporate policy (each MBC Business Employee who accepts such offer of employment and passes the criminal and background check and the drug screen is referred to herein as a “Hired Employee”). Those MBC Business Employees rejected as a result of the above checks will not be hired by Purchaser.
     (b) Except as is expressly assumed by the Purchaser in this Agreement, (i) Vestcom, on behalf of the Sellers, shall indemnify, defend and hold the Purchaser harmless from and against any and all Liabilities (including, without limitation, those arising under Sellers’ Employee Benefit Plans) due or which may become due to, or in respect of, any of Sellers’ employees, whether or not they are hired or engaged by Purchaser, which relate to periods, conduct or obligations incurred prior to the Closing Date or which arise by reason of their termination of employment with Sellers or non-hire by Purchaser, and (ii) the Purchaser shall indemnify, defend and hold the Sellers harmless from and against any and all Liabilities due or which may become due to, or in respect of, any Hired Employees, which relate to periods on or after the Closing Date or arise by reason of their termination of employment with Purchaser.
     (c) Effective upon the Closing, the Sellers shall be solely responsible and liable for providing “COBRA” coverage to all MBC Business Employees and their qualifying beneficiaries who experience a “qualifying event” on or prior to the Closing and for providing (or continuing to provide) COBRA coverage with respect to any former employees of the MBC Business and their qualifying beneficiaries who experience or experienced a “qualifying event” before or on the Closing. For purposes of this paragraph, COBRA coverage refers to continued health coverage in accordance with the provisions of Section 4980B of the Code and Section 601 et. seq. of ERISA and the term “qualifying event” shall have the meaning given such term under such Sections.
     (d) Effective as of the Closing Date, the Hired Employees shall cease to be covered by the Sellers’ employee benefit and welfare plans, programs and arrangements. All of Purchaser’s employee benefit and welfare plans, programs and arrangements in which Hired Employees become eligible to participate shall credit such Hired Employees with a period of service beginning on their most recent hire date with any Seller for purposes of eligibility and vesting. In addition, the Hired Employees shall be permitted by Purchaser to “carryover” to Purchaser any unused accrued vacation time that was earned at any time on or after January 1, 2005 they have with the Sellers as of the Closing Date and Purchaser will assume all Liabilities and obligations for such unused accrued vacation time for the remainder of calendar year 2005.
     (e) Purchaser shall maintain a health care and dependent care flexible spending accounts plan pursuant to Section 125 of the Code (“Purchaser’s FSA”) through the period beginning on the Closing Date and ending on the later of (i) the last day of the calendar year in which the Closing Date occurs or (ii) the last day on which claims may be incurred for reimbursement under Purchaser’s FSA with respect to salary reduction contributions made during 2005. Effective as of the Closing Date, Hired Employees who were participants of the Sellers’ health care and/or dependent care flexible spending accounts established under Section 125 of the Code (“Sellers’ FSA”) immediately prior to the Closing Date shall become participants of the Purchaser’s FSA and the health flexible spending account and dependent care account elections of Hired Employees under Sellers’ FSA shall be continued by Purchaser under the Purchaser’s FSA after the Closing Date and through December 31, 2005 (plus any extended period allowed by Purchaser’s FSA for the reimbursement of claims). As soon as practicable, but no later than 60 days following the Closing Date, Sellers shall transfer to Purchaser an amount in cash equal to the excess of (i) the amount withheld from the compensation of Hired Employees under the Sellers’ FSA since January 1, 2005 on account of health care and dependent care flexible spending account elections of Hired Employees, over (ii) the amount paid in respect of claims submitted under Sellers’ FSA since January 1, 2005 with respect to Hired Employees and/or their covered dependents. Health care and dependent care expenses incurred by Hired Employees and/or their dependents between January 1, 2005 and the Closing Date but not previously reimbursed under Sellers’ FSA, as well as health care and dependent care expenses incurred on or after the Closing Date by Hired Employees and/or their dependents, shall be paid or reimbursed by Purchaser under Purchaser’s FSA. Hired Employees and their dependents shall cease to be eligible for health care and dependent care expense reimbursements from Sellers as of the Closing Date, except to the extent of any COBRA continuation coverage that may be applicable. Sellers shall promptly furnish Purchaser with health and/or dependent care flexible spending account elections of Hired Employees under Sellers’ FSA in effect as of the Closing Date and any outstanding reimbursement claims of Hired Employees and their dependents. The parties agree to cooperate and make reasonable, good faith efforts to implement the provisions of this section to take into account the complexity of transferring flexible spending accounts.
     (f) Purchaser shall cause its tax-qualified savings plan (the “Purchaser Savings Plan”) to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash in an amount equal to the full account balance distributed to a Hired Employee from any benefit plan of any Seller (or any Seller’s Affiliate) qualified under Section 401(a) of the Code. Sellers shall provide evidence reasonably satisfactory to Purchaser that the employee benefit plan of any Seller (or any Seller’s Affiliate) from which the eligible rollover distribution was made is qualified under Section 401(a) of the Code. For purpose of this Section 6.3(f), the term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to a Hired Employee under the Sellers’ savings plan and (ii) the promissory note evidencing such loan.
     Section 6.4. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Sellers and the Purchaser shall take all such reasonable action without any further consideration therefor. The parties agree to use their best efforts to obtain all of the consents listed on Schedule 4.4 which are not yet received as of the Closing Date.
     Section 6.5. Additional Assistance.
     (a) If, after the Closing, any payments from customers or other third parties due to Purchaser are inadvertently paid to or received by any Seller, such Seller shall deliver such payments in cash or in kind to Purchaser within five (5) business days of receipt by such Seller.
     (b) If, after the Closing, any payments from customers or other third parties due to any Seller are inadvertently paid to or received by Purchaser, Purchaser shall deliver such payments in cash or in kind to such Seller within five (5) business days of receipt by Purchaser.
     Section 6.6. Removal of Assets. From the Closing Date until the one year anniversary (except for the West Caldwell, New Jersey property, which shall be the six (6) month anniversary) of the Closing Date, Purchaser shall provide Sellers with commercially reasonable access to all premises occupied by

Purchaser pursuant to any Real Property Leases assumed by Purchaser as Assumed Liabilities during regular business hours to permit Sellers to remove from such premises any assets which Purchaser has not purchased. From the Closing Date until the one year anniversary (except for the West Caldwell, New Jersey property, which shall be the six (6) month anniversary) of the Closing Date, Sellers shall provide Purchaser with access to all other premises of Sellers during regular business hours to permit Purchaser to remove Purchased Assets from such premises. Sellers and Purchaser shall obtain and maintain proper and sufficient insurance coverage for any damages that either party may cause to the other party for the duration of the removal of assets.
     Section 6.7. Post-Closing Access to Records. The Purchaser and the Sellers shall maintain any records in connection with the MBC Business for three (3) years after Closing and will provide each other with commercially reasonable access thereto during regular business hours following reasonable prior notice.
     Section 6.8. Certain Transition Services. From time to time during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date (or for such shorter period described in the transition services agreement), the parties will provide certain services to each other as set forth in the transition services agreement (the “Transition Services Agreement”) attached hereto as Exhibit B.
     Section 6.9. Conduct of Business Prior to the Closing. The Sellers covenant and agree that between the date hereof and the Closing Date, the Sellers shall not conduct the MBC Business other than in the ordinary course and consistent with Sellers’ past practice. Without limiting the generality of the foregoing, the Sellers shall (as it relates to the MBC Business): (i) continue pricing and purchasing policies in accordance with past practice, (ii) preserve the business organization of the MBC Business, (iii) use their best efforts to keep available to the Purchaser the services of the employees of the Sellers to whom the Purchaser will be offering employment, (iv) use their best efforts to preserve their current relationships with customers and suppliers of the MBC Business, (v) not engage in any practice, take any action, fail to take any action or enter into any transaction not in the ordinary course which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement, and (vi) not, without limitation (except as otherwise contemplated by this Agreement), do any of the following without the prior written consent of the Purchaser:
     (a) amend the incorporation documents, formation documents or other organizational and operational documents of any Seller;
     (b) make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;
     (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
     (d) initiate or settle any litigation to which any Seller is party that is not fully covered by insurance;
     (e) incur or assume any liabilities for borrowed money or obligations for borrowed money (i) in the aggregate in excess of $25,000 in the ordinary course of business or (ii) outside the ordinary course of business;
     (f) make any commitments for capital expenditures for additions to, or relocate any, property, plant or equipment in excess of $25,000 in the aggregate, excluding any additions under SOP 98-1 capitalized in accordance with GAAP;
     (g) enter into or renew any real property lease;
     (h) adopt any Employee Benefit Plan, except as may be, and to the extent, required by law;
     (i) enter into any employment, labor, consulting or service contract, arrangement or commitment which is not terminable at will, without penalty or continuing obligation of the Sellers;
     (j) enter into a Related Party Transaction; or
     (k) agree to any of the foregoing.
     Section 6.10. Access to Information. From the date hereof until the Closing Date, upon reasonable notice and during normal business hours, the Sellers shall cause their respective officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford Purchaser and any of its representatives reasonable access to the offices, properties, other facilities, books and records (including Tax Returns) of the Sellers relating to the MBC Business, including, without limitation, access to enter such properties and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment, and to those officers, employees, agents, accountants, counsel and representatives of the Sellers who have any Knowledge relating to the MBC Business and (ii) furnish to the Purchaser and any of its representatives such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the MBC Business as the Purchaser may from time to time reasonably request.
     Section 6.11. Bulk Transfer Laws. The Sellers will indemnify the Purchaser for any charges or other Liabilities arising under any bulk sales or bulk transfer laws.

     Section 6.12. Consents. Sellers shall use their best efforts to obtain, and Purchaser will use reasonable commercial efforts (which shall include, without limitation, providing such financial statements and other literature concerning Purchaser as Sellers may reasonably request and which shall not require the payment of any consideration by the Purchaser) to assist Sellers in obtaining, all required consents to assignment under Sellers’ Contracts and permits pertaining to the MBC Business. Notwithstanding anything contained in this Agreement to the contrary, Sellers will not be obligated to assign to Purchaser any of their rights and obligations in and to any Contracts and to any permits without first having obtained all consents, approvals and waivers necessary for such assignment and nothing in this Agreement will constitute an assignment of such Contract or permit without such consent, approval or waiver. To the extent that such consents, approvals and waivers are not obtained by Sellers, Sellers shall use their reasonable commercial efforts (which shall not require the payment of any consideration by Sellers to obtain any such consents, approvals or waivers) to (i) provide to Purchaser the financial and business benefits of any such Contract or permit and (ii) enforce, at the request and expense of Purchaser, for the account of Purchaser, any rights of Sellers arising from any such Contract or permit (including, without limitation, the right to elect to terminate such Contract or permit in accordance with the terms thereof upon the advice, and at the expense, of Purchaser), provided, however, that Sellers shall not be required to take any action which would constitute a breach of any such Contract or permit other than an action to terminate any such Contract or permit as described herein. With respect to Contracts and permits for which consents or waivers cannot be obtained but as to which Sellers are able to pass on the financial and business benefits to Purchaser, Purchaser shall assume Sellers’ obligations thereunder (except as provided by Section 7.2(ix)). With respect to Contracts and permits for which such consents or waivers cannot be obtained and as to which Sellers are unable to pass on the financial and business benefits to Purchaser, Sellers shall retain their obligations thereunder, which Purchaser hereby agrees will not constitute a breach by Sellers of any of their obligations under this Agreement.
     Section 6.13. Sellers Financial Statements. Sellers agree to cooperate and assist in good faith the Purchaser in the preparation of the balance sheet, statements of operations, shareholder’s equity and cash flows, and any other financial information of the Sellers (“Sellers Financial Statements”) in conformity with GAAP, applied on a consistent basis throughout the applicable periods and which present fairly the financial condition and results of operations of the MBC Business and the Sellers, on a consolidated basis, as of and for the periods included therein necessary, for the Purchaser to comply with its reporting obligations under the Securities Exchange Act of 1934, as amended, including (without limitation) Sellers (i) executing and delivering customary management representation letters to the Purchasers auditor and otherwise cooperating with the Purchaser’s auditor in connection with the audit of the Sellers Financial Statements and (ii) affording the Purchaser’s auditors, Purchaser and the Purchaser’s representatives access to any employee of any Seller or any Affiliate of any Seller and to properties, books, contracts, commitments, records and information of any Seller or any Affiliate of any Seller, including existing internal financial statements, to the extent reasonably requested to prepare the Sellers Financial Statements.
ARTICLE VII
Conditions to Closing
     Section 7.1. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of each of the following conditions:
     (i) (a) except for those representations and warranties which are made as of a particular date, all representations and warranties made by the Purchaser in this Agreement and the Schedules hereto are true, correct and complete in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true, correct and complete in all respects) on the date hereof and as of Closing, (b) the representations and warranties made by the Purchaser in this Agreement and the Schedules hereto which are made as of a particular date shall be true, correct and complete in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true, correct and complete in all respects) as of such date and as of Closing; and (c) the Purchaser has performed or complied in all material respects with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement at or prior to the Closing;
     (ii) Purchaser shall have delivered a certificate of the President or a Vice President of the Purchaser, dated the Closing Date, to the effect that each of the conditions set forth in Section 7.1(i) is satisfied in all respects;
     (iii) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer of the Purchaser executing this Agreement or any document related thereto;
     (iv) a certified copy of resolutions of the Board of Directors or members of the Purchaser, authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;
     (v) receipt of the Purchase Price;
     (vi) the executed Transition Services Agreement; and

     (vii) such other documents or instruments as the Sellers reasonably request to effect the transactions contemplated hereby.
     Section 7.2. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of each of the following conditions:
     (i) (a) except for those representations and warranties which are made as of a particular date, all representations and warranties made by the each of the Sellers in this Agreement are true, correct and complete in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true, correct and complete in all respects) on the date hereof and as of Closing, (b) the representations and warranties made by each of the Sellers in this Agreement and the Schedules hereto which are made as of a particular date shall be true, correct and complete in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true, correct and complete in all respects) as of such date and as of Closing; and (c) each of the Sellers has performed or complied in all material respects with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement at or prior to the Closing;
     (ii) Sellers shall have delivered a certificate of the President or a Vice President of each of the Sellers, dated the Closing Date, to the effect that each of the conditions set forth in Section 7.2(i) is satisfied in all respects;
     (iii) a certificate of the Secretary or Assistant Secretary of each of the Sellers, dated the Closing Date, as to the incumbency of any officer of each of the Sellers executing this Agreement or any document related thereto;
     (iv) a certified copy of the resolutions of the Board of Directors of each of the Sellers, and of Vector, authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;
     (v) the executed Transition Services Agreement;
     (vi) a duly executed receipt for the Purchase Price;
     (vii) certificates of good standing for each of the Sellers;

     (viii) Sellers shall obtain and deliver to Purchaser from NJDEP one of the following: (1) a “No Further Action Letter”, (2) an approved “Negative Declaration,” (3) an approved “Remedial Action Workplan,” (4) an authorization letter or other consent or approval pursuant to N.J.S.A. 13:1K-11.2 through 11.7, or in lieu thereof, (5) at Sellers’ sole discretion, a “Remediation Agreement”. In connection with any Remediation Agreement or as otherwise required by NJDEP, Sellers (or a Seller-related party) shall be designated as the party responsible for obtaining approval of and implementing the Remedial Action Workplan, and Sellers (or a Seller-related party) shall obtain and maintain any required “Remediation Funding Source” in form and amount acceptable to NJDEP. Upon entry into a Remediation Agreement with NJDEP, Sellers shall be deemed to have fulfilled this ISRA condition precedent to Closing;
     (ix) Sellers shall have received (and furnished evidence thereof reasonably satisfactory to Purchaser) the consents listed on Schedule 7.2(ix);
     (x) no event shall have occurred between the execution of this Agreement and the Closing that has had, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
     (xi) such other documents as the Purchaser reasonably requests to effect the transactions contemplated hereby.
ARTICLE VIII
Survival of Representations and Warranties; Indemnification
     Section 8.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing for sixteen (16) months from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 4.11, 4.13 and 4.15 shall survive the Closing and remain in full force and effect until sixty (60) days following the expiration of the relevant statute of limitations for the Liabilities in question (giving effect to any waiver, mitigation or extension thereof). The representations and warranties provided for in Sections 4.1, 4.2, 4.21, 5.1, 5.2 and 5.5 shall survive the Closing in perpetuity. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.”

     Section 8.2. Indemnification.
     (a) Vestcom, on behalf of itself and each of the other Sellers, shall indemnify and hold harmless the Purchaser and its Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Sellers for the applicable Survival Period, (ii) the breach by Sellers of any covenant or agreement to be performed by them hereunder, (iii) the Excluded Assets and Excluded Liabilities, (iv) any violation of Environmental Laws or presence of any Regulated Substance with respect to the Leased Real Property that occurred or existed as of or prior to the Closing Date including, without limitation, any contamination resulting after the Closing Date from any condition existing as of or prior to the Closing Date that constituted a violation of Environmental Law, provided that Vestcom and the other Sellers shall also indemnify Purchaser for Damages arising out of, resulting from or incurred in connection with any violation of Environmental Laws or presence of any Regulated Substance with respect to the underground storage tank located on the West Caldwell, New Jersey property (“Storage Tank”) after the Closing Date except to the extent that the Purchaser causes, or takes actions that exacerbate, such Damages, (v) any claims related to Taxes pertaining to periods ending on or prior to the Closing Date (as provided in Section 6.1 hereof), and (vi) any liability of the Sellers relating to the MBC Business or the Purchased Assets incurred prior to the Closing Date, other than the Assumed Liabilities.
     (b) The Purchaser shall indemnify and hold harmless the Sellers and their Affiliates, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement for the applicable Survival Period, (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder, (iii) after the Closing, the Assumed Liabilities, (iv) any violation of Environmental Laws by Purchaser with respect to the Leased Real Property that first occurs after the Closing Date, and (v) any claims related to Taxes pertaining to periods after the Closing Date (as provided in Section 6.1 hereof).
     (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”
     Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party, including without limitation a claim for Taxes (a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party and it is reasonably necessary for the Indemnified Party to utilize its own counsel either due to time demands or the nature of the relief sought, or (ii) the Indemnified Party shall have reasonably concluded that there is an actual conflict of interest arising from the counsel chosen by the Indemnifying Party to represent the Indemnified Party in the conduct of the defense of such Third Party Claim. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. No Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, unless such settlement shall include an unconditional release of the Indemnified Party from any and all Liabilities arising out of such claim.
     Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest.

     Section 8.5. Offset to Indemnification. All amounts of Damages for which a party claims indemnity shall be offset by any insurance or other monetary benefit received by the Indemnified Party as a result of the event giving rise to an indemnity claim, so that there is no double recovery by the Indemnified Party.
     Section 8.6. Remedies Limited.
     (a) No claim may be made for indemnification concerning breaches of representations and warranties after the expiration of the applicable Survival Period. Claims for indemnification asserted in a written notice to the Indemnifying Party prior to the end of the Survival Period shall survive until final resolution thereof.
     (b) Except for indemnification claims relating to Taxes, environmental matters and Employee Benefits Plans, for which there shall be no indemnification threshold, no claim for indemnification shall be made unless the aggregate amount of all Damages arising out of or resulting from the causes set forth in Section 8.2(a)(i) and Section 8.2(b)(i) exceeds $285,000, whereupon the Indemnified Party shall be entitled to indemnification for the aggregate amount of such Damages which exceed such amount.
     (c) Except for indemnification claims relating to Taxes, environmental matters and Employee Benefits Plans, for which there shall be no maximum aggregate indemnification amount, the maximum aggregate amount that may be recovered by an Indemnified Party arising out of or resulting from the causes set forth in Section 8.2(a)(i) and Section 8.2(b)(i) shall be $3,500,000.
ARTICLE IX
Termination
     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by the Purchaser if, between the date hereof and the Closing: (i) any representations and warranties of the Sellers contained in this Agreement shall not have been true and correct when made, (ii) the Sellers shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by them or (iii) the Sellers make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Sellers seeking to adjudicate any of them as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of their debts under any law relating to bankruptcy or reorganization;
     (b) by Vestcom, on behalf of the Sellers, if, between the date hereof and the Closing: (i) any representations and warranties of the Purchaser contained in this Agreement shall not have been true and correct when made, (ii) the Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy or reorganization;
     (c) by either Purchaser or Vestcom, on behalf of the Sellers, if the Closing shall not have occurred by January 3, 2006; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (d) by either Purchaser or Vestcom, on behalf of the Sellers, in the event any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or
     (e) by the mutual written consent of the Purchaser and Vestcom, on behalf of the Sellers.
     Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) with respect to any confidentiality obligation in Section 6.2 hereof and Section 10.2 hereof and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement.
ARTICLE X
Miscellaneous
     Section10.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to Sellers:	Vestcom International, Inc.
7304 Kanis Road
Little Rock, Arkansas 72204
Telephone: 501-663-0100
Facsimile: 501-663-7999
Attention: Steven Bardwell, President and CEO

And

Cornerstone Equity Investors, LLC
717 Fifth Avenue, Suite 1100
New York, New York 10022
Attention: Stephen L. Larson, Managing Director

And

Joel Cartun
29 Hemlock Road
Livingston, New Jersey 07039

With a copy to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: 973-597-2398
Facsimile: 973 597-2399
Attention: Laura R. Kuntz, Esq.

If to Purchaser:	Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
Telephone: 212-924-5500
Facsimile: 212-229-3149
Attention: General Counsel

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY
Telephone: 212-455-2000
Facsimile: 212-455-2502
Attention: Vincent Pagano, Jr., Esq.
or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.
     Section 10.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, the Purchaser, on the one hand, and the Sellers, on the other hand, shall each pay their own expenses incident to this Agreement and the transactions contemplated herein.
     Section 10.3. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by, and construed in accordance with,

the internal laws of the State of New York. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the state and federal courts of the State of New York, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     Section 10.4. No Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void, except that any Seller may assign any of its rights and obligations hereunder to any other Seller or to any Affiliate of any Seller. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, permitted assigns and legal representatives and is not intended, nor shall it be construed, to give any Person, other than the parties hereto and their respective successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.
     Section 10.5. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     Section 10.6. Titles and Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
     Section 10.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

     Section 10.8. Amendment and Modification. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.
     Section 10.9. Public Announcement. Except as may be required by law, none of the parties shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other, which will not be unreasonably withheld.
     Section 10.10. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.
     Section 10.11. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.
     Section 10.12. No Strict Construction. Each of the parties to this Agreement acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VECTOR INVESTMENT HOLDINGS, INC.

By:

Name:

Title:

VESTCOM INTERNATIONAL, INC.

By:

Name:

Title:

VESTCOM MID-ATLANTIC, INC.

By:

Name:

Title:

VESTCOM NEW CENTURY, LLC
By: Vestcom Mid-Atlantic, Inc., its sole member

By:

Name:

Title:

VESTCOM WISCONSIN, INC.

By:

Name:

Title:

ELECTRONIC IMAGING SERVICES, INC.

By:

Name:

Title:

VESTCOM MASSACHUSETTS, INC.

By:

Name:

Title:

VESTCOM NORTHWEST, INC.

By:

Name:

Title:

LIRPACO INC.

By:

Name:

Title:

COS INFORMATION INC.

By:

Name:

Title:

504087 N.B. INC.

By:

Name:

Title:

3013439 NOVA SCOTIA COMPANY

By:

Name:

Title:

VESTCOM ONTARIO INC.

By:

Name:

Title:

BOWNE ENTERPRISE SOLUTIONS, LLC

By:

Name:

Title:

BOWNE OF CANADA, LTD.

By:

Name:

Title:

BOWNE MBC, LLC

By:

Name:

Title:

SCHEDULE 2.1
SELLERS/PURCHASERS
     Each Seller is selling its respective Purchased Assets to the Purchaser and the Purchaser is purchasing such Purchased Assets and assuming the Assumed Liabilities of each Seller as follows:

Seller	Purchaser
Vestcom Mid-Atlantic, Inc.	Bowne Enterprise Solutions, LLC
Lirpaco Inc.	Bowne of Canada, Ltd.
COS Information Inc.	Bowne of Canada, Ltd.
504087 N.B. Inc.	Bowne of Canada, Ltd.
3013439 Nova Scotia Company	Bowne of Canada, Ltd.
Vestcom Ontario Inc.	Bowne of Canada, Ltd.
Vestcom International, Inc.	Bowne MBC, LLC
Vestcom New Century, LLC	Bowne MBC, LLC
Vestcom Wisconsin, Inc.	Bowne MBC, LLC
Electronic Imaging Services, Inc.	Bowne MBC, LLC
Vestcom Massachusetts, Inc.	Bowne MBC, LLC
Vestcom Northwest, Inc.	Bowne MBC, LLC

EXHIBIT A
TARGETED WORKING CAPITAL CALCULATION

9/30/05
CURRENT WORKING CAPITAL ASSETS:

Net Accounts Receivable	$11,187,538
Postage Receivable	422,219
Supplies Inventory	2,192,834
Prepaid Postage	771,405
Prepaid Expenses/Other Current Assets	901,040

Total Current Working Capital Assets	$15,475,036

CURRENT WORKING CAPITAL LIABILITIES:

Accounts Payable	$4,808,078
Accrued Expenses	3,454,435
Advanced Postage	3,536,624
Other Current Liabilities	181,053

Total Current Working Capital Liabilities	$11,980,190

Total Working Capital Amount	$3,494,846

EXHIBIT B
TRANSITION SERVICES AGREEMENT

EXHIBIT C
DEFINITION OF MBC BUSINESS
Overview
     Vestcom Marketing and Business Communications (“MBC” or the “Division”), a division of Vestcom International, Inc. (“Vestcom” or the “Company”), is a leading provider of outsourced business communications and marketing services to the financial services; insurance; and travel, leisure, and gaming industries in the United States and Canada. Many of North America’s most respected companies trust MBC to provide accurate, timely delivery of business-critical documents to their customers and prospects. The Division’s service offering combines design, production, and distribution capabilities to provide a full range of transactional printing, mailing, and document management services. Additionally, MBC provides its customers an integrated offering of one-to-one marketing communications by combining advanced data management skills, gained from its history of leadership in transactional printing, with extensive digital printing and document fulfillment capabilities. Headquartered in West Caldwell, New Jersey, the Division operates in two principal segments: Transactional Print and Mail (“Print and Mail”) and Variable Data Print on Demand (“Print on Demand” or “POD”).
     Transactional Print and Mail — The Division’s Print and Mail segment works closely with its customers to design, develop, and produce high quality financial communications. MBC’s transactional products include monthly and quarterly statements, invoices, bills, trade confirmations, tax documents, and other compliance communications. The time-sensitive nature of these services requires the Division to partner with its customers to ensure accurate, timely transfer of individual account data. In many cases, MBC is directly connected to the customers’ databases through secure digital circuits or over wide area networks. These close working relationships allow the Division to complete statement production within 48 hours of data receipt in many cases. Further, through a nationwide distributed network of printing facilities, MBC is able to deliver consistent, informative documents to approximately 95% of the United States in two business days or less. MBC’s two largest financial services customers have been with the Division for over a decade and are representative of MBC’s long-term partnerships with its customers.
     Variable Data Print on Demand — The Division’s POD segment designs, produces, and delivers high-end personalized marketing communications for customers in the financial services; insurance; and travel, leisure, and gaming industries. Print on Demand utilizes many of the same software tools and technologies as the Transactional Print and Mail segment and adds web-to-print interfaces, customer relationship management (“CRM”) program detail, and four-color digital print capabilities to create highly customized communications. As part of its service to customers, MBC tracks and analyzes response rates and results, providing customers with detailed, actionable information often utilized in subsequent programs. Demand for the Division’s POD services has increased as MBC has demonstrated to its customers an ability to generate response rates and returns on investment superior to alternative means of communications.
     As a complement to the Division’s print on demand services, MBC provides document fulfillment services, which combine personalized variable information with static documents to produce customized kits and packages. Many of these applications involve financial or insurance-related documents, which must be customized to comply with differing state regulations and specific end user preferences. These services are integral to the Division’s ability to act as a one-stop shop in the digital print marketplace.
     Employees and Facilities — The Division operates its largest facility at its headquarters in West Caldwell, New Jersey. Additionally, MBC has five other facilities located in Milwaukee, Wisconsin; Montreal, Canada; Sacramento, California; Seattle, Washington; and Wilmington, Massachusetts. All locations are leased from unaffiliated third parties.